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                                                     EXHIBIT NO. 99(g)(1)


                         INVESTMENT ADVISORY AGREEMENT


INVESTMENT ADVISORY AGREEMENT, dated this 25th day of February, 1987, by and between MFS MULTIMARKET INCOME TRUST, a Massachusetts business trust (the "Trust"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                  WITNESSETH:

WHEREAS, the Trust is engaged in business as a closed-end investment company registered under the Investment Company Act of 1940; and

WHEREAS, the Adviser is willing to provide business management services to the Trust (the "Fund") on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of its Declaration of Trust, dated January 9, 1987, and By-Laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the Investment Company Act of 1940 and the Rules, Regulations and orders thereunder and to the Fund's then current Prospectus. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund execution at the best available price. Subject to this requirement of seeking the best available price, securities may be bought from or sold to broker dealers who have furnished statistical, research and other information or services to the Adviser.

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         2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Fund and maintaining its organization, and investment advisory facilities and executive and supervisory personnel for managing the investments, effecting the portfolio transactions of the Fund. The Adviser shall arrange, if desired by the Fund, for directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Fund will pay all of its own expenses including, without limitation, compensation of Trustees not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Fund; fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Fund; expenses of servicing shareholder accounts; expenses of preparing, printing and mailing share certificates, shareholder reports, notices, proxy statements and reports to governmental officers and
commissions;   brokerage  and  other  expenses  connected  with  the  execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities; and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; expenses of shareholder meetings, and expenses relating to the issuance, registration and qualification of shares of the Trust and the preparation, printing and mailing of prospectuses for such purposes (except to the extent that any Distribution Agreement to which the Fund is a party provides that another party is to pay some or all of such expenses.

         3. Compensation of the Adviser. For the services to be rendered and the facilities to be provided, the Trust shall pay to the Adviser out of the assets of the Fund an investment advisory fee computed and paid monthly in an amount equal to the sum of 34% of the Fund's average daily net assets plus 5.4% of the Fund's gross income (i.e., income other than gains from the sale of securities, short-term gains from options and futures transactions and premium income from options written), in each case on an annual basis for the Fund's then-current fiscal year. If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser will be prorated.

         4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Fund or the Fund principal underwriter, if any, as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or Orders thereunder, will not take a long or short position in the shares of the Fund except as permitted by the Declaration and will comply with all other provisions of the Declaration and By-Laws and the then-current Prospectus of the Fund relative to the Adviser and its directors and officers.

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         5.  Limitation of Liability of the Adviser.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its duties and obligations hereunder. As used in this Section 5, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the corporation itself.

         6. Activities of the Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render investment advisory and/or other services to others. The Adviser may permit other Fund clients to use the initials "MFS" in their names. The Fund agrees that if the Adviser shall for any reason no longer serve as Adviser to the Fund, the Fund will change its name so as to delete the initials "MFS". It is understood that Trustees, officers and shareholders of the Fund are or may be or become interested in the Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees, or otherwise and that directors, officers and employees of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

         7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective on the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1988 on which date it will terminate unless its continuance after August 1, 1988 is "specifically approved at least annually"
(i) by the vote of a majority of the Trustees of the Fund who are not "interested persons" of the Fund or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Fund, or by "vote of a majority of the outstanding voting securities" of the Fund.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of the Fund, or by the Adviser, in each case on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

This Agreement may be amended only if such amendment is approved by "vote of a majority of the outstanding voting securities" of the Fund.

The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Fund has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Fund, individually, but bind only the trust estate.

                                        MFS MULTIMARKET INCOME TRUST



                                        By:      RICHARD B. BAILEY
                                                 Richard B. Bailey,
                                                 Chairman and Trustee


                                        MASSACHUSETTS FINANCIAL
                                         SERVICES COMPANY



                                        By:      H. ALDEN JOHNSON, JR.
                                                 H. Alden Johnson, Jr.,
                                                 President





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